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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 1996 (May 24, 1996)
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                      BUILDERS WAREHOUSE ASSOCIATION, INC.
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               (Exact name of Registrant as specified in charter)

         Colorado                 0-2108-2                  84-1090968
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State or other jurisdiction      (Commission              (IRS Employer)
     of incorporation            File Number)           Identification No.)


2800 28th Street, Santa Monica, CA                         90405
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(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:     (310) 453-4371
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On May 24, 1996, Builders Warehouse Association, Inc., (the "Company"), through its newly-created, wholly-owned subsidiary, PDP Acquisition Corp., entered into an Asset Purchase Agreement (the "Agreement") under which the Company acquired all of the assets of Pacific Data Products, Inc. ("PDP"). The Company agreed to a payment of $350,000 in cash and an assumption of PDP's approximately $2.4 million bank debt as total consideration for all of PDP's assets, including cash, accounts receivable, inventory, fixed assets and intangibles such as patents, trademarks and copyrights, as well as certain specified business agreements. The foregoing does not purport to be a complete statement of all terms and conditions contained in the Agreement. Reference is made to Exhibit A attached hereto for all terms and conditions of the Agreement.

PDP is a San Diego-based designer and manufacturer of shared printer network adapters, servers and products such as font cartridges and memory modules. All assets acquired will be used in the normal activities of the business of PDP Acquisition. No previous relationship existed between PDP and the Company or their officers or directors.

ITEM 5.  OTHER EVENTS

PDP Acquisition Corp. also entered into an agreement with Coast Business Credit for a $5 million credit facility secured by all of PDP Acquisition Corp.'s acquired assets. Builders Warehouse Association, Inc., provided for an injection of $500,000 working capital to PDP Acquisition, as well as a limited guarantee of $750,000 to facilitate the credit facility. After using $2.4 million for the purchase of PDP, PDP Acquisition has $2.6 million available for growth and acquisition.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Index to Exhibits

         2.1 Loan and Security Agreement
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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                Builders Warehouse Association, Inc.
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                                              (Registrant)



Dated: June 12, 1996            By: /s/ Barry Witz
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                                        Barry Witz
                                        Chief Executive Officer